Registration No. 333-56370

Registration No. 333-165649

Registration No. 333-113160

Registration No. 333-60700

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-56370

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-165649

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-113160

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-60700

UNDER THE SECURITIES ACT OF 1933

CH2M HILL Companies, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Delaware	93-0549963
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

9191 South Jamaica Street Englewood, Colorado	80112-5946
(Address of principal executive offices)	Zip Code

CH2M HILL Companies, Ltd. Deferred Compensation Plan

CH2M HILL Companies, Ltd. Payroll Deduction Stock Purchase Plan

CH2M HILL Companies, Ltd. Amended and Restated Short Term Incentive Plan

CH2M HILL Companies, Ltd. Amended and Restated Long Term Incentive Plan

CH2M HILL Companies, Ltd. Executive Officers Long Term Incentive Plan

CH2M HILL Companies, Ltd. Amended and Restated Stock Option Plan

CH2M HILL Companies, Ltd. Amended and Restated Deferred Compensation Plan

CH2M HILL Companies, Ltd. Executive Deferred Compensation Plan

CH2M HILL Companies, Ltd. Supplemental Executive Retirement and Retention Plan

CH2M HILL Companies, Ltd. Amended and Restated Restricted Stock Plan

(Full title of the plans)

Thomas M. McCoy

Executive Vice President, General Counsel & Secretary

CH2M HILL Companies, Ltd.

9191 South Jamaica Street

Englewood, Colorado 80112-5946

(303) 771-0900

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by CH2M HILL Companies, Ltd. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•             Registration Statement No. 333-56370, originally filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2001;

•             Registration Statement No. 333-60700, originally filed with the SEC on August 24, 2001;

•             Registration Statement No. 333-113160, originally filed with the SEC on February 27, 2004; and

•             Registration Statement No. 333-165649, originally filed with the SEC on March 24, 2010.

The Company is filing this Post-Effective Amendment to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statements.

On December 15, 2017, pursuant to the Agreement and Plan of Merger, dated as of August 1, 2017 (the “Merger Agreement”), by and among Jacobs Engineering Group Inc., a Delaware corporation (“Parent”), Basketball Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as an indirect wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, Douglas County, State of Colorado, on December 15, 2017.

CH2M HILL COMPANIES, LTD.

By:	/s/ Kevin C. Berryman
Kevin C. Berryman
Treasurer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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